Exhibit 21

FREQUENCY ELECTRONICS, INC. & SUBSIDIARIES

Corporate Headquarters

55 Charles Lindbergh Blvd

Mitchel Field, NY 11553

Subsidiary	Location	Primary Function
FEI Communications, Inc.	Mitchel Field, NY	Commercial communication systems and products

FEI Government Systems, Inc.	Mitchel Field, NY	U.S. Government systems and products

FEI-Elcom Tech, Inc.	Northvale, NJ	RF Microwave products

FEI Realty, Inc.	Mitchel Field, NY	Corporate property holdings

FEI-Zyfer, Inc.	Garden Grove, CA	GPS time and frequency receivers, synchronization systems and secure communication products